Exhibit 10.2

GUARANTY

This GUARANTY is made and entered into by CRIIMI MAE Inc., a Maryland corporation, whose address is 11200 Rockville Pike, Suite 400, Rockville, MD 20852 (“Guarantor”), for the benefit of Deutsche Bank AG, Cayman Islands Branch, a branch of a foreign banking institution, whose address is 60 Wall Street, 10th Floor, New York, New York  10005 (“Buyer”).  This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):

A.                                   Seller and Buyer have entered into that certain Master Repurchase Agreement, dated June 30, 2004 (the “Repurchase Agreement”), pursuant to which the Buyer may, from time to time, purchase, Securities from the Seller (the “Transactions”);

B.                                     Buyer has requested, as a condition of entering into the Repurchase Agreement, that the Guarantor deliver to Buyer this Guaranty;

C.                                     Guarantor is an Affiliate of Seller;

D.                                    Guarantor expects to benefit if Buyer enters into the Repurchase Agreement with Seller, and desires that Buyer enter into the Repurchase Agreement with Seller; and

E.                                      Buyer would not enter into, and would not be obligated to enter into, the Repurchase Agreement with Seller unless Guarantor executed this Guaranty.  This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Repurchase Agreement.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement, Guarantor agrees as follows:

1.                                       Definitions.  For purposes of this Guaranty, the following terms shall be defined as set forth below.  In addition, any capitalized term defined in the Repurchase Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.

(a)  “Guarantied Obligations” means (a) 10% of Seller’s obligation to pay the Repurchase Price with respect to the Eligible CRIIMI Securities due under the Repurchase Documents at the times and according to the terms required by the Repurchase Documents, without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable and even if such modification was made with Buyer’s consent or agreement); and (b) to pay all reasonable sums expended by Buyer or Buyer’s designee or nominee acting on Buyer’s behalf in exercising Buyer’s rights and remedies to enforce this Guaranty, including Buyer’s Legal Costs relating thereto.  Notwithstanding anything to the contrary herein, Guarantied Obligations shall not include

Seller’s obligation to pay all or any portion of the Repurchase Price with respect to the Eligible GNMA Securities.

(b)  “Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.

(c)  “Legal Costs” means all reasonable costs and expenses incurred by Buyer in any Proceeding to enforce this Guaranty, including reasonable attorneys’ fees, disbursements, and other reasonable charges incurred by Buyer’s attorneys, court costs and expenses, and reasonable charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Buyer in connection with Buyer’s receipt of legal services.

(d)  “Buyer Entity” means, as designated by Buyer from time to time, Buyer or Buyer’s assignee, designee, nominee, servicer, or wholly owned subsidiary.

(e)  “Repurchase Documents” means: (a) the Repurchase Agreement, as defined in the recitals; (b) any other Transaction Documents or other documents or instruments relating to any such Transaction Documents executed by Seller or Guarantor; and (c) any modifications, extensions, renewals, restatements, or replacements of any of the foregoing, whether or not consented to by Guarantor.  If the Repurchase Documents, as so defined, are modified pursuant to any Insolvency Proceeding, then (whether or not such modification was made with Buyer’s consent or agreement) Buyer may, at Buyer’s option, deem the definition of Repurchase Documents either (1) to have been modified to reflect any such modification, or (2) to continue as it was, without regard to any such modification.

(f)  “Proceeding” means any action, suit, arbitration, or other proceeding arising out of or relating to the enforcement of this Guaranty.

(g)  “Security” means any security or collateral held by or for Buyer for the Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part.  “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Transaction Documents.   Notwithstanding anything to the contrary herein, “Security” shall not include the Eligible GNMA Securities.

(h)  “Seller” means: (a) Seller as defined above, acting on its own behalf; (b) any estate created by the commencement of an Insolvency Proceeding affecting Seller; (c) any trustee, liquidator, sequestrator, or receiver of Seller or Seller’s property; and (d) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding of Seller.

(i)  “State” means the State of New York.

2.                                       Absolute Guaranty of All Guarantied Obligations.  Guarantor unconditionally and irrevocably guarantees Seller’s prompt and complete payment, observance and fulfillment of all Guarantied Obligations.  Guarantor shall be liable for, and obligated to pay, all Guarantied Obligations.  All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guarantied Obligation(s) when and as required to be paid and performed pursuant to the Repurchase Documents.

3.                                       Nature and Scope of Liability.  Guarantor’s liability under this Guaranty is primary and not secondary.  Guarantor’s liability under this Guaranty shall be in the full amount of all Guarantied Obligations.

4.                                       Changes in Repurchase Documents.  Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Repurchase Document(s), (b) change, amend or modify any Repurchase Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security in accordance with the terms of the Repurchase Agreement, (e) discharge or release any party or parties liable under the Repurchase Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, in accordance with the terms of the Repurchase Agreement (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) make other or additional loans to Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to obligations as Buyer may determine in its discretion; provided such credits shall be consistent with the requirements of the Repurchase Agreement, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion.  Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Repurchase Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent.  If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller, or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5.                                       Nature of Guaranty.  Guarantor’s liability under this Guaranty is a guaranty of payment of the Guarantied Obligations, and is not a guaranty of collection or collectibility.  Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Repurchase Documents.  Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations.  Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Repurchase Documents or later ceases to be liable under any Repurchase Document, whether pursuant to Insolvency Proceedings or otherwise.  Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guarantied Obligations that would or might be available to Seller, other than actual payment of all Guarantied Obligations in full in accordance with their terms.  Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor.  Guarantor agrees that if any of the Guarantied

Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guarantied Obligations as if they were and continued to be legally enforceable, all in accordance with their terms before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller.  Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal.  Guarantor intends to be fully liable under the Guarantied Obligations regardless of the scope of Seller’s liability thereunder.  Without limiting the generality of the foregoing, if the Transactions are “nonrecourse” as to Seller or Seller’s liability for the Transactions is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, to the full extent of all of Guarantor’s assets, with respect to all Eligible CRIIMI Securities’ Transactions, up to the Guaranteed Obligations, even though Seller’s liability for the Obligations may be less limited in scope or less burdensome.  Guarantor waives any defenses to this Guaranty arising or purportedly arising from any waiver of the terms of any Repurchase Document by Buyer or other failure of Buyer to require full compliance with the Repurchase Documents.  Guarantor’s liability under this Guaranty shall continue until all sums due under the Repurchase Documents with respect to the Eligible CRIIMI Securities have been paid in full, except as expressly provided otherwise (if at all) in this Guaranty.  Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Repurchase Document.

6.                                       Waivers of Rights and Defenses.  Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit.  Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guarantied Obligations without taking any actions against Seller and without proceeding against or exhausting any Security.  Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional.  Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty.  Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions.  If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty.  Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency.  Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Repurchase Document, or any other provision of a Repurchase Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty.  To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall apply such amounts in accordance with the terms of the Repurchase Agreement.  Without limiting the foregoing, any amounts collected by Buyer with respect to the Eligible CRIIMI Securities shall be applied against the Eligible CRIIMI Securities, and Buyer shall not have the right to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer that is not covered by this Guaranty.

7.                                       Additional Waivers.  Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations.  Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty.  No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

8.                                       No Duty to Prove Loss.  To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that Buyer has exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.

9.                                       Full Knowledge.  Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Repurchase Documents, the transaction contemplated by the Repurchase Documents, and all underlying facts relating to such transaction.  Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Repurchase Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Repurchase Documents.  Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer.  Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Transactions or any Security.  At any time provided for in the Repurchase Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s death, disability, or change in financial position), as set forth in the Repurchase Documents, may be event(s) of default under the Repurchase Documents.

10.                                 Representations and Warranties.  Guarantor acknowledges, represents and warrants as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in making the Transactions:

(a)  No Conflict.  The execution, delivery, and performance of this Guaranty will not violate any provision of any law, regulation, judgment, order, decree, determination, or award of any court, arbitrator or governmental authority, or of any mortgage, indenture, loan, or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or that purports to bind Guarantor or any of Guarantor’s property or assets.

(b)  No Third Party Consent Required.  No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor) is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty (other than consents that have been obtained).  Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(c)  Authority and Execution.  Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty.  Guarantor has taken all necessary corporate and legal action to authorize this Guaranty, which has been duly executed and delivered and is a legal, valid, and binding obligation of Guarantor, enforceable in accordance with its terms.

(d)  No Representations by Buyer.  Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation, statement or assurance by Buyer.

11.                                 Reimbursement and Subrogation Rights.  Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a)  General Deferral of Reimbursement.  Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired.  Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefits Guarantor, as an owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

(b)  Deferral of Subrogation and Contribution.  Guarantor agrees it shall have no right of subrogation against Seller or Buyer, no right of subrogation against any Security unless and until in Buyer’s reasonable determination: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Repurchase Documents have been paid in full; (c) all periods within which such payment may be set aside or invalidated have expired; and (d) Buyer has released, transferred or disposed of all of its right, title and interest in all Security (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).

(c)  Effect of Invalidation.  To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title, and interest in such Security.

(d)  Claims in Insolvency Proceeding.  Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer.  Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf.  Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guarantied Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.

12.                                 Waiver Disclosure.  Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer.  Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial mortgage-backed securities transactions and is fully familiar with the legal consequences of signing this or any other guaranty.  In addition, Guarantor is represented by competent counsel.  Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”).  In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure.  Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure.  It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary.  Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor.  Guarantor acknowledges that as a result of the waivers contained in this Guaranty:

(a)  Actions by Buyer.  Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Repurchase Documents, all without Guarantor’s consent or notice to Guarantor.  Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions.  Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.

(b)  Interaction with Seller Liability.  Guarantor shall be fully liable for all obligations hereunder even if the Repurchase Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller.  Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty to the extent of the Guaranteed Obligations (with respect to the Repurchase Documents as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.

(c)  Timing of Enforcement.  Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that

Buyer could conceivably enforce against the Security or against other parties.  As a result, Buyer may require Guarantor to pay or perform the Guarantied Obligations earlier than Guarantor would prefer to pay or perform the Guarantied Obligations, including immediately upon the occurrence of a default by Seller.  Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner.  All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.

(d)  Continuation of Liability.  Guarantor’s liability for the Guarantied Obligations shall continue at all times until the Guarantied Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.

13.                                 Buyer’s Disgorgement of Payments.  Upon payment of all or any portion of the Guarantied Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions.  Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guarantied Obligations.

14.                                 Financial Information.  Guarantor shall provide Buyer with the following financial and reporting information:

(a)  Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s unaudited consolidated statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, in each case presented fairly in accordance with GAAP and certified as being true and correct by an officer’s certificate; and

(b)  Within 90 days after the last day of its fiscal year, Guarantor’s audited consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied by an unqualified report of a nationally recognized independent certified public accounting firm.

15.                                 Consent to Jurisdiction.  Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in the State, as Buyer may select from time to time.  By executing this Guaranty, Guarantor irrevocably accepts and submits to the nonexclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding.  Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court.  Guarantor further agrees that a final judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.

16.                                 Merger; No Conditions; Amendments.  This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty.  This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty.  No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty.  This Guaranty is unconditional.  There are no unsatisfied conditions to the full effectiveness of this Guaranty.  No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement.  If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

17.                                 Enforcement.  Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213.  In the event of any Proceeding between Guarantor and Buyer in which Buyer enforces or attempts to enforce this Guaranty, Guarantor shall reimburse Buyer for all Legal Costs of such Proceeding.

18.                                 Fundamental Changes.  Guarantor shall not wind up, liquidate, or dissolve its affairs without Buyer’s prior written consent.

19.                                 Further Assurances.  Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Repurchase Documents.

20.                                 Counterparts.  This Guaranty may be executed in counterparts.

21.                                 WAIVER OF TRIAL BY JURY.  GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE REPURCHASE DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE REPURCHASE DOCUMENTS.

22.                                 Miscellaneous.

(a)  Assignability.  Buyer may assign this Guaranty (in whole or in part) together with any one or more of the Repurchase Documents, without in any way affecting Guarantor’s or Seller’s liability.  Upon request in connection with any such assignment Guarantor shall, at Buyer’s expense, deliver such documentation as Buyer shall reasonably request.  Buyer may from time to time designate any Buyer Entity to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty.  This Guaranty shall benefit Buyer and its successors and assigns (including any Buyer Entity) and shall bind Guarantor and its heirs, executors, administrators, successors, and assigns.  Guarantor may not assign this Guaranty in whole or in part.

(b)  Notices.  All notices, requests, and demands to be made under this Guaranty shall be given in writing at the address set forth in the opening paragraph of this

Guaranty by any of the following means: (i) personal service; (ii) overnight delivery service such as Federal Express (which delivery shall be deemed complete if the delivery service attempts twice to deliver the notice without success); or (iii) registered or certified, first class mail, return receipt requested.  A party’s address may be changed by notice to the other parties given in the same manner as provided above.  Any notice, request or demand sent pursuant to subsection (i) or (ii) of this paragraph shall be deemed received upon personal service (or, in the case of “ii,” upon completion of two unsuccessful delivery attempts), and, if sent pursuant to subsection (iii), shall be deemed received three business days after deposit in the mail.

(c)  Interpretation.  This Guaranty shall be enforced and interpreted according to the laws of the State, disregarding its rules on conflicts of laws.  The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

23.                                 Business Purposes.  Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes.  Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes.  Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

24.                                 No Third-Party Beneficiaries.  This Guaranty is executed and delivered for the benefit of Buyer and its heirs, successors, and assigns, and is not intended to benefit any third party.

25.                                 CERTAIN ACKNOWLEDGMENTS BY GUARANTOR.  GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date indicated below.

GUARANTOR:
CRIIMI MAE Inc., a Maryland corporation

		By:	/s/ Mark Libera
Name: Mark Libera
Title: Vice President and Acting
General Counsel
Date: 6/30/04

Acknowledgments

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher E. Tognola
Name: Christopher E. Tognola
Title: Director
Date: 6/30/04

By:	/s/ Tobin Cobb
Name: Tobin Cobb
Title: Managing Director
Date: 6/30/04

CRIIMI FINANCING CO., INC.

By:	/s/ Mark Libera
Name: Mark Libera
Title: Vice President and Acting
General Counsel
Date: 6/30/04